UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 29, 2008

HALLMARK FINANCIAL SERVICES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

001-11252	87-0447375
(Commission File Number)	(IRS Employer Identification No.)

777 Main Street, Suite 1000, Fort Worth, Texas	76102
(Address of Principal Executive Offices)	(Zip Code)

817-348-1600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 29, 2008, Hallmark Financial Services, Inc. (the “Company”) executed a Purchase Agreement with Jeffrey L. Heath (the “Seller”) pursuant to which the Company simultaneously acquired 80% of the issued and outstanding membership interests in Heath XS, LLC and Hardscrabble Data Solutions, LLC, each a New Jersey limited liability company (collectively, the “Heath Group”). The Heath Group is an underwriting organization that produces lower hazard, middle market, excess commercial automobile and commercial umbrella insurance policies on both an admitted and non-admitted basis through a network of independent wholesale agencies throughout the United States. Prior to the execution and closing of the Purchase Agreement, there was no material relationship between the Seller and the Company or any of its affiliates. Pursuant to the Purchase Agreement, the Company acquired 80% of the membership interests in the Heath Group for consideration of $15.0 million. The consideration was paid in cash at closing out of the Company’s existing working capital. The purchase price is subject to post-closing reduction in an amount equal to (a) all accrued unpaid operational liabilities of the Heath Group as of August 29, 2008, plus (b) any amount by which cash on hand as of August 29, 2008, was less than $200,000. Pursuant to the Purchase Agreement, the Seller has agreed not to disclose any of the Heath Group’s confidential information and not to compete with the Heath Group or solicit any of the Heath Group’s employees, agents, suppliers or customers on behalf of a business competitive with the Heath Group for a period through the later of August 29, 2014, or two years following closing of the Put/Call Option (as defined below).

In connection with the acquisition of its membership interests in the Heath Group, the Company executed an Amended and Restated Operating Agreement for each of Heath XS, LLC and Hardscrabble Data Solutions, LLC (collectively, the “Operating Agreements”). The Operating Agreements provide for management of the Heath Group by three managers, two of whom are appointed by the Company and one of whom is appointed by an affiliate of the Seller. Although most matters may be approved by a majority of the managers, the Operating Agreements specify certain matters requiring unanimous approval of the managers. The Operating Agreements also grant certain preemptive rights, provide for allocation of profits and losses and distributions of available cash, restrict transfers of membership interests and specify certain co-sale and “drag-along” rights. In addition, the Operating Agreements grant to the Company the right to purchase the remaining 20% membership interests in the Heath Group and grants to an affiliate of the Seller the right to require the Company to purchase such remaining membership interests (the “Put/Call Option”). The Put/Call Option becomes exercisable by either the Company or the affiliate of the Seller upon the earlier of August 29, 2012, the termination of the employment of the Seller by the Heath Group or a change of control of the Company. If the Put/Call Option is exercised, the Company would have the right or obligation to purchase the remaining 20% membership interests in the Heath Group for an amount equal to nine times the average Pre-Tax Income (as defined in the Operating Agreements) for the previous 12 fiscal quarters.

In connection with the acquisition of its membership interests in the Heath Group, the Company also caused Heath XS, LLC to enter into an Employment Agreement with the Seller effective as of August 29, 2008. The employment agreement provides the Seller a base salary of at least $300,000 per year and is terminable at the will of either party. Pursuant to his Employment Agreement, the Seller has agreed not to disclose any of the employer’s confidential information and not to compete with the employer or solicit any of the employer’s employees, agents, suppliers or customers on behalf of a business competitive with the employer for a period of two years following termination of his employment for any reason.

The descriptions of the Purchase Agreement, the Operating Agreements and the Employment Agreement set forth above are qualified in their entirety by reference to the definitive agreements filed as exhibits to this Current Report on Form 8-K and incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

10.1	Purchase Agreement dated August 29, 2008, between Hallmark Financial Services, Inc. and Jeffrey L. Heath.

10.2	Heath XS, LLC Amended and Restated Operating Agreement dated August 29, 2008, between Hallmark Financial Services, Inc. and Heath Holdings, LLC.

10.3	Hardscrabble Data Solutions, LLC Amended and Restated Operating Agreement dated August 29, 2008, between Hallmark Financial Services, Inc. and Heath Holdings, LLC.

10.4	Employment Agreement dated August 29, 2008, between Heath XS, LLC and Jeffrey L. Heath.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

HALLMARK FINANCIAL SERVICES, INC.

Date: September 4, 2008	By:	/s/ Jeffrey R. Passmore
Jeffrey R. Passmore, Chief Accounting Officer